EXHIBIT 10.06

PDF Solutions, Inc. 333 West San Carlos Street, Suite 700 San Jose, California 95110 USA

October 5, 2011

Mr. Michael Shahbazian
1291 Estate Drive
Los Altos, CA 94024

Hand Delivery

Re: Extension of Employment Offer-Temporary Position

Dear Michael,

Effective from September 10, 2011, we would like to extend the term of your temporary employment with PDF Solutions, Inc. through November 15, 2011 (the “Extended Period”).  For the avoidance of doubt, your sole compensation for the Extended Term will be the salary at the same rate ($11,250) paid to you in the same manner as set forth under your employment offer and in accordance with the Company’s standard payroll polices.

If you are in agreement with this offer, please sign and date a copy of this letter in the space provided below and return it to Gail Shih.

Best regards, /s/ John Kibarian John Kibarian President, Chief Executive Officer, and Director

AGREED AND ACKNOWLEDGMENT

I understand that my employment at the Company is not a contract for a fixed term or specified period of time.  I understand that my employment is voluntary, (“At Will”), and can be terminated either by me or by the Company at any time, with or without prior notice and with or without cause.  The provisions stated above supersede all prior representations or agreements, whether written or oral.   My At Will status may not be modified or amended except by a written agreement, signed by the Company and me.

Signed: /s/ Michael Shahbazian

Print Name: Michael Shahbazian

Date: October 6, 2011

PDF SOLUTIONS, INC. CONFIDENTIAL